Exhibit 6

December 11, 2023

Republic of Türkiye

Ministry of Treasury and Finance

General Directorate of Debt Office

Saray Mah. Dr. Adnan Büyükdeniz Cad.

No:8 Kat 5, Ümraniye

İstanbul 34768 Türkiye

Ladies and Gentlemen:

We have acted as special United States counsel for the Republic of Türkiye (the “Republic”) in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Republic is registering $11,860,848,250 aggregate principal amount of its debt securities (the “Securities”) to be offered and sold from time to time as set forth in the Registration Statement and the prospectus (the “Prospectus”) contained therein and any amendments or supplements thereto. We are familiar with (a) the form of fiscal agency agreement (including the form of Note), by and between the Republic and The Bank of New York Mellon and the amendments thereto (the “USD Fiscal Agency Agreement”) previously filed and made a part of the Registration Statement, (b) the form of fiscal agency agreement (including the form of Note), by and between the Republic and Citibank, N.A., London Branch and the amendments thereto (together with the USD Fiscal Agency Agreement, the “Fiscal Agency Agreements”) previously filed and made a part of the Registration Statement, and (c) the form of underwriting agreement (together with the Fiscal Agency Agreements, the “Agreements”) previously filed and made a part of the Registration Statement.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of the Republic to enter into the Agreements and cause the issuance of the Securities, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

Republic of Türkiye

December 11, 2023

It is our opinion that when the Securities have been duly authorized, issued and executed by the Republic and authenticated, delivered and paid for as contemplated by the Agreements, the Prospectus and any amendment or supplement thereto, the Securities will constitute valid and binding obligations of the Republic under the laws of the State of New York.

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance of the Republic of Türkiye, dated of even date herewith and filed as an exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Arnold & Porter Kaye Scholer LLP